Exhibit 99.1

AgFeed Industries, Inc. Announces $10 Million Private Placement

NEW YORK, May 7, 2009 /PRNewswire-Asia/ — AgFeed Industries, Inc. (FEED - News), one of the largest independent hog production and animal nutrient companies in China, announced today that it has agreed to sell 2,329,645 million shares of its Common Stock at a price of $4.2925 per share (approximately $10 million in the aggregate) to several institutional investors in a private placement transaction referred to as a PIPE transaction. The transaction will include warrants to purchase an additional 1,164,822 shares of common stock at an exercise price of $4.50 per share. The warrants will be exercisable immediately upon the closing of the transaction, and have a term of five years. The Company has agreed to register the shares and warrant shares for resale.

Dr. Songyan Li stated, “I am very pleased with our ability to acquire this type of equity financing given the nature of the global tight markets.  It speaks well of how the investment community views AgFeed.”  The Company intends to use the net proceeds from this financing for the development of its genetic program and other growth initiatives.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities.  There shall not be any sale of these securities in any jurisdiction in which such offering would be unlawful. The securities offered and sold in the private placement have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration, or an applicable exemption from registration under the Securities Act and applicable state securities laws.

ABOUT AGFEED INDUSTRIES, INC.

NASDAQ Global Market listed AgFeed Industries (www.agfeedinc.com) is a U.S. company with its primary operations in China.  AgFeed has two profitable business lines -- premix animal feed and hog production.  AgFeed is China's largest commercial hog producer in terms of total annual hog production as well as the largest premix feed company in terms of revenues.  China is the world's largest hog producing country that produces over 600 million hogs per year, compared to approximately 100 million hogs in the U.S.  China also has the world's largest consumer base for pork consumption.  Over 65% of total meat consumed in China is pork.  Hog production in China enjoys income tax free status.  The pre-mix feed market in which AgFeed operates is an approximately $1.6 billion segment of China's $40 billion per year animal feed market, according to the China Feed Industry Association.

SAFE HARBOR DISCLOSURE NOTICE

The information contained in this press release and the attachments is as of May 6, 2009. The Company assumes no obligation to update any forward-looking statements contained in this earnings release or the attachments as a result of new information or future events or developments.

This press release may contain forward-looking information about the Company. You can identify these statements by the fact that they use words such as "will," "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "target," "forecast" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or business plans and prospects. Readers are cautioned not to place undue reliance on forward-looking statements because actual results may differ materially from those expressed in, or implied by, the statements. Any forward-looking statement that the Company makes speaks only as of the date of such statement, and the Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

Contact:

Investor Relations:

AgFeed Industries, Inc.
Tel: 917-804-3584 (US)
Email: IR@AGFEEDINC.COM

The Company's policy is to handle all questions by email to IR@AGFEEDINC.COM and they will be answered as soon as possible